Exhibit 99.1

Contacts: Rob Stewart Investor Relations Tel (949) 480-8300 Fax (949) 480-8301

FOR RELEASE
August 15, 2007
ACACIA RESEARCH NAMES WILLIAM ANDERSON
TO ITS BOARD OF DIRECTORS

Newport Beach, CA. - (BUSINESS WIRE) August 15, 2007 - Acacia Research Corporation (Nasdaq: ACTG) announced today that William S. Anderson has joined its Board of Directors.

Mr. Anderson is the Chairman and Chief Executive Officer of National Beverage Properties, Inc.

He is the former Executive Vice-President of Topa Equities, Ltd., a diversified holding company based in Los Angeles, and a family business started by Mr. Anderson’s father, John Anderson, in 1956. Mr. Anderson is also the former President of Topa Properties, Ltd., a diversified real estate company. Prior to joining Topa, Mr. Anderson was an attorney with O’Melveny & Myers in Los Angeles.

Bill sits on the Boards of Directors of 1st Century National Bank and Topa Insurance Company and is a Board Advisor to New Belgium Brewing Company. Bill sits on the advisory boards of PGP Capital Advisors, LLC and Lineage Capital Partners. Mr. Anderson is also the former Vice-Chairman of the Board of Southland Title Company, a former Director of Mellon First Business Bank and a former Trustee of the Provident Investment Counsel Mutual Funds.

Acacia Research, Chairman and CEO, Paul Ryan commented, “Bill Anderson is a great addition to our Board of Directors. He has a wealth of experience in both managing companies and serving as a Board Director for a number of companies.”

Mr. Anderson received his B.A. from Bowdoin College, a Master’s from Boston University, and a J.D. from the UCLA School of Law. He is a member of the California State Bar Association, the Washington, D.C. Bar Association, and the Urban Land Institute.

 ABOUT ACACIA RESEARCH CORPORATION

The Acacia Technologies group develops, acquires, and licenses patented technologies.  Acacia controls 77 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT®), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, image resolution enhancement, interactive data sharing, interactive television, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, resource scheduling, spreadsheet automation, and user activated Internet advertising.

Information about the Acacia Technologies group is available at www.acaciatechnologies.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.